Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
November 2, 2006; 10:00 a.m. CT

Participant 1:	Hey, good morning guys.

Monty Bennett:	Good morning.

Participant 1:	Just looking at the balance sheet, this unfavorable contract liability of about $15.5 million, can you just comment on that? I got on the call late so if you addressed that I apologize.

Monty Bennett:	No problem, we hadn’t addressed it yet. (Kimo) will take that up here.

David Kimichik:	That relates to the Marriott Gateway in Crystal City and it relates specifically to the Marriott management contract that we inherited. That contract provides Marriott with a 50% incentive fee payment after an owner’s priority and we don’t believe that that’s market so this is sort of mark to market on the hotel management contract.

And that $15 million number represents the present value difference of that 50% incentive fee versus what we consider market of 20% over the life of the contract. And that will amortize over the balance of the initial term of the contract.

Participant 1:	And what’s the initial term of the contract?

David Kimichik:	Through 2017 I believe.

Monty Bennett:	And I believe they’ve got extensions beyond that.

David Kimichik:	That’s correct.

Monty Bennett:	And at that time if they elect those extensions then we’ll have to revisit the issue and we might have to do it all over again.

Participant 1:	And will that amortization, that won’t be an add back in getting to AFFO, correct?

David Kimichik:	Correct.

Participant 1:	Okay. I mean is it that different from going ahead and just flushing it regularly through the income statement versus creating this deferred liability you’re going to amortize?

David Kimichik:	Well, we believe this is the proper treatment pursuant to GAAP.

Monty Bennett:	Do you mean is it much different as far as the resulting effect on the AFFO?

Participant 1:	Exactly.

David Kimichik:	Not necessarily. I think it’s nominal. I think the amortization will be slightly less than $1 million a year or so, you know, roughly a penny effect.

Monty Bennett:	But it’s offset by the lower incentive fees we’re booking because of it.

David Kimichik:	Correct.

Monty Bennett:	So it should be pretty close, you know, offhand here. I don’t know if the accounting is a perfect match on it.

Participant 1:	No, that’s fine. It just jumped out. I wanted to get some clarity. Second question and then I’ll yield the floor, it looks like you guys have slowed up a bit on the renovation activity compared to what you were looking to renovate at the end of the second quarter. Can you just comment on that if you would?

Monty Bennett:	Sure. I think big picture where we currently stand is that at the beginning of this year to where we are now we have embarked on about $160 million of renovation projects.

That includes the assets that we’ve announced that we’re going to acquire here in the fourth quarter as well and we believe what we’ve currently spent through the third quarter, about $30 million. We will have about $50 million completed as of the end of the year so that will leaves roughly $110 million to $120 million to complete over the next 12 to 24 months.

I would expect the majority of that to be done by the end of ’07 but everything is well planned out in terms of where we are in shoulder periods with key hotels.

We have some big renovations that we’re embarking on with the JW Marriott in San Francisco and the Gateway Marriott next year and so I think we’re methodically knocking it out and we’ll continue to do these renovations in the shoulder periods.

Monty Bennett:	If I understand your question, one aspect of it may have been that earlier this year we indicated that we would have been doing more renovations at this point in the year than we’re doing. And an answer to that part of the question is that as we got into the summer and we found that we could push some of these into the slow season more effectively of November, December, January, February, we moved some of these projects. Now I’m talking kind of broad brush and (Kimo) might have some more specifics on that. But we did see the opportunity and thought that was a better approach so that’s what we did.

Participant 1:	No, that’s fine. Thank you very much.

Monty Bennett:	Sure.

Participant 2:	Thanks. Hey guys. Just kind of a quick opinion question on the renovations, it just seems like a lot of hotel companies are investing significant amounts of CAPEX and renovations as well. Are you concerned at all going forward that all the renovations will be viewed more as maintenance as opposed to getting returns that you expect?

Monty Bennett:	You know I think it’s hard for us to ponder how people will view some of the other lodging companies’ renovations and the effects on them. And to your point or within that point I think there is the idea of what exactly counts as maintenance and what exactly counts as value add, and we have that debate here internally to try to represent it to ourselves and to the market accurately.

You know I think we just have to do a good job of explaining that and expressing that. There’s no question that a substantial amount of the money we’re putting in is value add and we believe we’ll continue to add yield penetration to our numbers in the market place.

We saw this effect in the past month which showed some nice gains into markets as far as the performance of our assets, and that is really the bottom line test as to whether these renovations were just maintenance or whether they were value add.

You guys might have some other commentary on it.

David Kimichik:	If you look from a macro perspective on our CAPEX programs and you identify what’s going into areas that the guest sees, touches and feels, over 80% of what we’re spending goes into those areas and so less than 20% is going to where the guest doesn’t see it. So we feel it’s primarily value add.

Participant 2:	Okay, great. Thanks.

Participant 3:	Good morning. A couple of questions — one, the seasonality table is a fabulous addition. I certainly applaud it and just have one question to clarify it. It shows a pretty substantial seasonal increase from the third quarter to the fourth quarter and revenues being up sequentially 12% last year for this portfolio third quarter to fourth quarter.

Is this table what I understand it to be in that of comparable hotels such that the typical seasonal pattern would be an increase like that in revenues third to fourth quarter?

Monty Bennett:	Hello, this is Monty. Glad to have you guys picking up coverage on us and welcome to the call. I think (Kimo) has anticipated questions such as this so I’ll let him answer it for you.

David Kimichik:	The answer is yes and no. There is a little bit of an unusual part to our fourth quarter which is the result of the way Marriott accounts for operations. Marriott has 13 periods in their accounting system and so we put that extra period in the fourth quarter, so from the Marriott assets there is not an apples to apples comparison from third quarter to fourth quarter because of that extra period.

Participant 3:	But the way that you will be reporting numbers, that would be a typical seasonal pattern.

Monty Bennett:	That is correct. We will report the same periods of same hotels for the fourth quarter of 2006.

Participant 3:	Okay. And then could you just — you mentioned taxes for the real estate investment trust, but the tax line swung from a $1.2 million expense to almost $1 million benefit. Can you just tell us what happened there?

David Kimichik:	Yes, the income tax expense comes out of the TRS that leases the assets and some of those leases don’t work efficiently when there’s renovation activity, etc., that’s going on. So it gets a little bumpy when hotels are under renovation.

We expect to be an income taxpayer as a company and we think we will be next year but it’s a little bit bumpy quarter to quarter depending on which hotels go under renovation and how much income is affected by that.

Participant 3:	Okay, that’s all I’ve got. Thanks very much.

Monty Bennett:	Thanks.

Participant 1:	Hey, not to beat a dead horse, but (Kimo), back on the liability on the unfavorable contract, was that a requirement for GAAP to go ahead and capitalize that?

Because it looks like what you end up doing by taking the present value of that difference and amortizing it is you’ve artificially inflated the EBITDA margin on a same store basis over the next, you know, whatever the life of that contract is.

I guess was that something that GAAP required or was that something you guys just decided to handle in that way and GAAP requires you to amortize it over the life of the contract?

David Kimichik:	No, it’s a requirement of GAAP and working with Ernst & Young that’s their guidance as to how it would be properly recorded. It’s no different than a mark to market on when you assume debt and the rate is higher than market rate. It’s the same treatment.

Participant 1:	Yeah, I guess from my perspective it seems like, you know, you’ve still got this 50% higher incentive payment, or this 50% incentive payment, and that’s the true economics for that contract and yet by structuring it this way you’ve somehow sort of isolated that negative aspect of the management contract out of the EBITDA margin.

David Kimichik:	Well we’re not the only hotel company that reports this way, especially on those Marriott contracts that were put in place in the early 80s. There are several other REITs that have recorded similar entries into their balance sheet.

And you know from a relative impact standpoint if you looked at the 73 hotels in our seasonality table EBITDA was $137 million, $136 million last year. The impact is going to be less than $1 million, so I think it’s a nominal impact.

Participant 1:	Okay, that’s great. Thanks.

Participant 4:	Good morning guys.

Monty Bennett:	Good morning.

Participant 4:	Have you guys mentioned relative to the street I guess the flow through was relatively weaker than the street was expecting. Could you help us I guess think about how we should look at your company going forward for some of the companies on the street we’re seeing, you know, top line RevPAR growth translating into higher, almost two times EBITDA growth?

And it looks like from your hotels not under renovation you are 9.5% growth translating to, you know, roughly 12% EBITDA growth. I just would like some help maybe thinking about it, you know, going forward.

Monty Bennett:	Sure, I’ve got a couple of comments and I’ll let (Kimo) weigh in here as well. You know when we started out, we started out buying smaller properties for exactly the reason I’m about to tell you. In the past maybe year we started buying bigger hotels.

And the reason we were reluctant at first is because of the impact some of these can make in a short period of time. For example, the Pan Pacific hotel that we bought in the spring of this year is in these numbers in year over year margins.

Well Marriott took over management of the asset and converted it to a JW Marriott and we are very pleased with their performance and they’re doing a great job.

However, because of some groups that did not materialize that prior managers had put on that, you know, had to flush through the system while Marriott was still managing it, the margins on that particular property year over year were substantially down.

But we still have great confidence in everything that’s going on there and it’s just kind of a work through the system. Well that big box in our portfolio substantially impacted the margins, and I think our margins would have been 90 bps and would have been 50% to 100% higher were it not for just that one situation.

So one comment is that looking at those margins in aggregate is generally a good measure, I believe. In this quarter we had one box through a special situation that affected it so that’s kind of one factor.

(Kimo), you might want to comment of quarter to quarter margins versus year over year.

David Kimichik:	My opinion as to the way to look at the company is a little bit different and this comes from, I think, the way we’ve run our business over a long period of time. We look at incremental revenue as flowing 40 to 50% down to EBITDA.

Now, that incremental revenue could be from a lot of different things so it’s not a rule that works for everything. Obviously average rate flows more, occupancy gains flow less, food and beverage gains flow less. But by and large that’s sort of a measure that I look at for success.

I think we’re currently doing that. I think we could do better if we didn’t have some of the unusual fixed expense increases that we’re having right now. You know energy was bad for the last 18 months, insurance was bad the last 12 months, you know, our property taxes are a little bit higher than we would like and that will flush out next year as property taxes adjust to levels we’re buying assets at.

So you know by and large I think that’s a rule of thumb that I’ve always used. I think we’re in that ballpark right now. Obviously if we get a lot more average rate growth than occupancy growth we’re going to see a higher percentage flowing to the bottom line but that’s my perspective.

Participant 4:	Great, that’s helpful. Thank you.

Monty Bennett:	You bet. Thank you for your participation on today’s call. We look forward to seeing a number of you at the NAREIT annual convention next week in San Francisco as well as at our analyst and institutional investor tour of our JW Marriott Hotel in San Francisco on November 8.

The tour, presentation and reception afterwards runs from approximately 4 p.m. to 6 p.m. If you’ve not RSVP’d for the events and would like to attend, please contact Tripp Sullivan at Corporate Communications.

We look forward to speaking with you again on our next call.
END